Exhibit 99.1

DATE: December 9, 2010

FOR IMMEDIATE RELEASE

Eastern Insurance Holdings, Inc. Announces Sale of Eastern Atlantic RE

Lancaster, Pa. – Eastern Insurance Holdings, Inc. (“EIHI” or the “Company”) (NASDAQ: EIHI) announced today that it executed and closed on a definitive agreement to sell Eastern Atlantic RE (“Atlantic RE”) to an investor group advised by Dowling Advisors, Inc. (“Dowling”). Atlantic RE is a Cayman Islands reinsurance company and was part of EIHI’s run-off specialty reinsurance segment. Business in the Company’s run-off specialty reinsurance segment was assumed through participation in reinsurance treaties with two unaffiliated ceding companies related to an underground storage tank insurance program, referred to as “EnviroGuard,” and a non-hazardous waste transportation product, referred to as “EIA Liability”. Effective July 1, 2008, EIHI terminated the reinsurance treaties that comprised the run-off reinsurance segment. Atlantic RE was the legal entity that contained the Company’s run-off specialty reinsurance segment business that was assumed between July 1, 1999 and July 1, 2008. Business that was assumed between June 1, 1990 and June 30, 1999 remains with EIHI. As of September 30, 2010, the reserves for losses and loss adjustment expenses related to the Atlantic RE portion of the run-off specialty reinsurance segment totaled more than 96 percent of the total reserves for losses and loss adjustment expenses of the run-off specialty reinsurance segment.

In this transaction, Dowling purchased 100 percent of the outstanding stock of Atlantic RE for $2.3 million of cash. In addition, EIHI will be eligible to receive a contingent profit commission of up to $3.0 million based on the adequacy of the Company’s September 30, 2010 reserves for losses and loss adjustment expenses compared to a predetermined targeted reserve for losses and loss adjustment expenses.

The after-tax loss on the sale of Atlantic RE is expected to approximate $14.5 million, which includes recording a contingent commission receivable of approximately $3.0 million and estimated transaction expenses of $500,000. On a pro forma basis, if EIHI would have closed the Atlantic RE transaction on September 30, 2010, EIHI’s book value per share and diluted book value per share would have been $14.97 and $14.83, respectively, compared to reported book value per share and diluted book value per share of $16.55 and $16.28, respectively.

Eastern Insurance Holdings, Inc. Announces Sale of Eastern Atlantic RE

December 9, 2010

“I am very pleased to report that we have sold off more than 96 percent of the reserves for losses and loss adjustment expense associated with our run-off specialty reinsurance segment,” said Bruce M. Eckert, Chief Executive Officer. “The sale of this business reduces overall earnings volatility and allows management to focus all of its attention on our very profitable workers’ compensation insurance book of business, including our segregated portfolio cell reinsurance business. The unallocated capital generated as a result of the sale will be used to repurchase shares of our stock and organically grow our workers’ compensation insurance business.”

Eckert added, “The sale of Atlantic RE eliminates the risk that EIHI will record unfavorable loss reserve development in its specialty reinsurance segment for business generated from July 1, 1999 to July 1, 2008, the same business that is responsible for unfavorable loss reserve development on prior accident years of $27.3 million over the last four years.”

The transaction has been approved by the Cayman Islands Monetary Authority.

EIHI was advised by Towers Watson. Stevens & Lee acted as counsel to EIHI.

About Eastern Insurance Holdings Inc.: EIHI operates, through its subsidiaries, a domestic casualty insurance group specializing in workers’ compensation, a third-party claims administration company and a specialty reinsurance company. EIHI has service offices in Pennsylvania, North Carolina, Indiana and Tennessee. EIHI’s Web address is www.eihi.com.

Eastern Insurance Holdings, Inc. Announces Sale of Eastern Atlantic RE

December 9, 2010

Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “project,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. No assurance can be given that management’s expectations, beliefs or projections will occur or be achieved or accomplished. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our growth strategies and investment objectives; the further deterioration in the fixed income and equity security markets, the effects of intense competition; the loss of one or more principal employees; the geographic concentration of our business; the failure of independent insurance brokers to adequately market our products; and other factors described in our filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

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SOURCE:	Eastern Insurance Holdings, Inc.
CONTACT:	Kevin Shook, Treasurer and Chief Financial Officer
(717) 735-1660, kshook@eains.com